EXHIBIT 10.3

AMENDMENT, CONSENT AND WAIVER

This AMENDMENT, CONSENT AND WAIVER (this “Consent”) is made and entered into as of February 25, 2022 by and among Charge Enterprises, Inc., a Delaware corporation (the “Company”) and the purchasers signatory to the Purchase Agreements (as defined below) (each a, “Purchaser” and collectively, the “Purchasers”).

WHEREAS, pursuant to a Securities Purchase Agreement, dated as of May 8, 2020 (as amended and in effect from time to time, including any replacement agreement therefor, the “May 2020 Purchase Agreement”), among the Company and the May 2020 Purchasers, the May 2020 Purchasers have extended credit to the Company as evidenced by certain Original Issue Discount Senior Secured Convertible Promissory Notes in the aggregate principal amount of $3,000,000.00 issued by the Company to the May 2020 Purchasers (together with any notes issued in exchange therefor or replacement thereof, as the same may be amended, supplemented, restated or otherwise modified from time to time, the “May 2020 Notes”);

WHEREAS, pursuant to a Securities Purchase Agreement, dated as of November 3, 2020 (as amended and in effect from time to time, including any replacement agreement therefor, the “November 2020 Purchase Agreement”), among the Company and the November 2020 Purchasers, the November 2020 Purchasers have extended credit to the Company as evidenced by certain Original Issue Discount Senior Secured Convertible Promissory Notes in the aggregate principal amount of $3,888,889.00 issued by the Company to the November 2020 Purchasers (together with any notes issued in exchange therefor or replacement thereof, as the same may be amended, supplemented, restated or otherwise modified from time to time, the “November 2020 Notes”);

WHEREAS, pursuant to a Securities Purchase Agreement, dated as of May 19, 2021 (as amended and in effect from time to time, including any replacement agreement therefor, the “May 2021 Purchase Agreement”), among the Company and the Purchasers, the Purchasers have extended credit to the Company as evidenced by certain Original Issue Discount Senior Secured Convertible Promissory Notes and certain Original Issue Discount Senior Secured Non-convertible Promissory Notes in the aggregate principal amounts of $5,610,000 and $11,032,609, respectively, issued by the Company to the Purchasers (together with any notes issued in exchange therefor or replacement thereof, as the same may be amended, supplemented, restated or otherwise modified from time to time, the “May 2021 Notes”);

WHEREAS, pursuant to a Securities Purchase Agreement, dated as of December 17, 2021 (as amended and in effect from time to time, including any replacement agreement therefor, the “December 2021 Purchase Agreement” and together with the May 2020 Securities Purchase Agreement, the November 2020 Securities Purchase Agreement and May 2021 Securities Purchase Agreement, the “Purchase Agreements”), among the Company and the Purchasers, the Purchasers have extended credit to the Company as evidenced by certain Senior Secured Non-convertible Notes in the aggregate principal amount of $14,814,814.67 issued by the Company to the Purchasers (together with any notes issued in exchange therefor or replacement thereof or any additional investment made by the Purchasers and as the same may be amended, supplemented, restated or otherwise modified from time to time, the “December 2021 Senior Notes” and together with the May 2020 Senior Notes, the November 2020 Senior Notes and May 2021 Senior Notes, the “Senior Notes”);

-1-

WHEREAS, pursuant to a Registration Rights Agreement, dated as of May 19, 2021 (as amended and in effect from time to time, including any replacement agreement therefor, the “May 2021 Registration Rights Agreement”), among the Company and the Purchasers, the Company agreed to register the securities issued to (or issuable upon conversion or exercise) the Purchasers pursuant to the May 2021 Purchase Agreement;

WHEREAS, pursuant to a Registration Rights Agreement, dated as of December 17, 2021 (as amended and in effect from time to time, including any replacement agreement therefor, the “December 2021 Registration Rights Agreement,” and together with the May 2021 Registration Rights Agreement, the “Registration Rights Agreements”), among the Company and the Purchasers, the Company agreed to register the securities issued to (or issuable upon conversion or exercise) the Purchasers pursuant to the May 2021 Purchase Agreement and the December 2021 Purchase Agreement;

WHEREAS, the Company is contemplating entering into an agreement with certain investors pursuant to which the Company would issue additional shares of its series C preferred stock on the same terms and conditions as what was sold to the December 2021 Investors (the “Additional Financing”); and

WHEREAS, the Company and the Purchasers desire to confirm the Purchasers’ approval and consent to the Company of the following: (i) the Company’s proposed filing of the amended and restated certificate of designation for the Company’s series C preferred stock, substantially in the form attached hereto as Exhibit A, to allow for the consummation of the Additional Financing (the “Series C Amendment”), (ii) the waiver under any restrictive covenant included in the Senior Notes for any restrictions on payment of dividends to any investor who participates in the Additional Financing (“Dividend Waiver”), (iii) the waiver of providing any non-public information in accordance with Section 4.6 of the Purchase Agreements related to the Additional Financing (the “Information Waiver”), (iv) the amendment to the definition of “Filing Date” as set forth in the December 2021 Registration Rights Agreement, (v) the amendment to Section 4.19 of the May 2020 Purchase Agreement and Section 4.20 of the November 2020 Purchase Agreement, the May 2021 Purchase Agreement and the December 2021 Purchase Agreement, (vi) the waiver of their respective rights under the Registration Rights Agreements to receive any payment of penalties which shall be due and payable through May 15, 2022 as a result of: (a) the failure to file a Registration Statement under the May 2021 Registration Statement by the Filing Date and (b) the failure to have the Initial Registration Statement declared effective under the May 2021 Registration Statement by the six month anniversary of the date of the May 2021 Purchase Agreement (collectively, the “Registration Penalty Waiver”), (vii) the waiver under any restrictive covenant included in the Senior Notes and the consent in accordance with Section 6(b) of the Registration Rights Agreements to include the securities issued in the Additional Financing on the Registration Statement to be filed in accordance with such Registration Rights Agreements or to file any other registration statement that is required under any registration rights agreement to be entered into in connection with the Additional Financing (the “ Additional Registrable Securities Consent”);(viii) the waiver of any restriction, covenant or other obligation of the Company in the Purchase Agreements or any other transaction document entered into between the parties to obtain the consent of the Purchasers to enter into the Additional Financing, provided, however, that is a limited waiver and shall not impact any rights or remedies that the Purchasers have under the Transaction Documents, all of which are fully reserved herein (the “Financing Waiver”); (ix) the addition of new Section 4.27 to the December 2021 Purchase Agreement; and (x) a covenant regarding future issuances of equity securities by the Company.

-2-

NOW, THEREFORE, in consideration of the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions; Transaction Documents. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Purchase Agreements and Registration Rights Agreements. This Consent shall constitute a Transaction Document for all purposes of the Purchase Agreements and the other Transaction Documents.

2. Confirmation of Consent; Waiver. The Purchasers hereby confirm their consent to Company for the Series C Amendment, the Dividend Waiver, the Information Waiver, the Additional Registrable Securities Consent, the Registration Penalty Waiver and the Financing Waiver.

3.  Amendment to Registration Rights Agreements. The following definition in Section 1 of the December 2021 Registration Rights Agreement is hereby amended and restated as follows:

“Filing Date” means, (a) with respect to the Initial Registration Statement required hereunder, the 180th calendar day following the date hereof, and (b) with respect to any additional Registration Statements which may be required pursuant to Section 2(c) or Section 3(c), the earliest practical date on which the Company is permitted by SEC Guidance to file such additional Registration Statement related to the Registrable Securities.”

-3-

4. Amendment to Section 4.19 of the Purchase Agreements. Section 4.20 of the May 2020 Purchase Agreement and Section 4.19 of the November 2020 Purchase Agreement, the May 2021 Purchase Agreement and the December 2021 Purchase Agreement is hereby amended and restated as follows:

“Public Information. At any time during the period commencing from the six (6) month anniversary of the Closing Date and ending at such time that all of the Securities, may be sold without the requirement for the Company to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144, if the Company shall fail for any reason to satisfy the current public information requirement under Rule 144(c) (a “Public Information Failure”) then, in addition to the Purchaser’s other available remedies, the Company shall pay to the Purchaser, in cash, as partial liquidated damages and not as a penalty, by reason of any such delay in or reduction of its ability to sell the Securities, an amount in cash equal to one-half percent (0.5%) of the aggregate Purchase Price of the Purchaser’s Securities on the day of a Public Information Failure and on every thirtieth (30th) day (pro rated for periods totaling less than thirty days) thereafter until the earlier of (a) the date such Public Information Failure is cured and (b) such time that such public information is no longer required for the Purchaser to transfer the Underlying Shares pursuant to Rule 144. The payments to which the Purchaser shall be entitled pursuant to this Section are referred to herein as “Public Information Failure Payments.” Public Information Failure Payments shall be paid on the earlier of (i) the last day of the calendar month during which such Public Information Failure Payments are incurred and (ii) the third (3rd) Business Day after the event or failure giving rise to the Public Information Failure Payments is cured. If an Event (as defined in the Registration Rights Agreement) is occurring at the time of a Public Information Failure, and the Company is (x) then obligated to pay, and (y) timely pays the Purchaser partial liquidated damages under Section 2(d) of the Registration Rights Agreement for the period occurring simultaneous with the applicable Public Information Failure (such payments, the “Simultaneous Registration Rights Partial Liquidated Damages”) and (z) has timely paid the Purchaser all previously accrued partial liquidated damages under Section 2(d) of the Registration Rights Agreement, the Company may deduct the amounts paid in connection with such Simultaneous Registration Rights Partial Liquidated Damages from such Public Information Failure Payments due for such simultaneous Public Information Failure. In the event the Company fails to make Public Information Failure Payments in a timely manner, such Public Information Failure Payments shall bear interest at the rate of 1.5% per month (prorated for partial months) until paid in full. Nothing herein shall limit such Purchaser’s right to pursue actual damages for the Public Information Failure, and the Purchaser shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.”

5. Addition of Section 4.27 to the December 2021 Purchase Agreement. The December 2021 Purchase Agreement is hereby amended and restated to add the following new Section 4.27:

“Participation in Future Financing.

(a) From the date hereof until February 25, 2025, upon any issuance by the Company of Indebtedness, Common Stock or Common Stock Equivalents for cash consideration or a combination thereof (a “Subsequent Financing”), Purchaser (“Participation Right Purchaser”) shall have the right to participate in up to an amount of the Subsequent Financing equal to 25% of the Subsequent Financing (the “Participation Maximum”) on the same terms, conditions and price provided for in the Subsequent Financing.

-4-

(b) At least ten (10) Trading Days prior to the closing of the Subsequent Financing, the Company shall deliver to each Participation Right Purchaser a written notice of its intention to effect a Subsequent Financing (“Pre-Notice”), which Pre-Notice shall ask such Participation Right Purchaser if it wants to review the details of such financing (such additional notice, a “Subsequent Financing Notice”). Upon the request of a Participation Right Purchaser, and only upon a request by such Participation Right Purchaser, for a Subsequent Financing Notice, the Company shall promptly, but no later than one (1) Trading Day after such request, deliver a Subsequent Financing Notice to such Participation Right Purchaser. Notwithstanding anything herein to the contrary, in the event that the Subsequent Financing is an “overnight” registered offering (“RDO”), there shall be no Pre-Notice required to be delivered to the Participation Right Purchaser; provided that the Subsequent Financing is delivered between the time period of 4:00 pm (New York City time) and 6:00 pm (New York City time) on the Trading Day immediately prior to the Trading Day of the expected announcement of the Subsequent Financing (or, if the Trading Day of the expected announcement of the Subsequent Financing is the first Trading Day following a holiday or a weekend (including a holiday weekend), between the time period of 4:00 pm (New York City time) on the Trading Day immediately prior to such holiday or weekend and 2:00 pm (New York City time) on the day immediately prior to the Trading Day of the expected announcement of the Subsequent Financing). The Subsequent Financing Notice shall describe in reasonable detail the proposed terms of such Subsequent Financing, the amount of proceeds intended to be raised thereunder and the Person or Persons through or with whom such Subsequent Financing is proposed to be effected and shall include a term sheet or similar document relating thereto as an attachment.

(c) Any Participation Right Purchaser desiring to participate in such Subsequent Financing must provide written notice to the Company by not later than 5:30 p.m. (New York City time) on the tenth (10th) Trading Day after such Participation Right Purchaser has received the Pre-Notice that such Participation Right Purchaser is willing to participate in the Subsequent Financing, the amount of such Participation Right Purchaser’s participation, and representing and warranting that such Participation Right Purchaser has such funds ready, willing, and available for investment on the terms set forth in the Subsequent Financing Notice. If the Company receives no such notice from a Participation Right Purchaser as of such tenth (10th) Trading Day, such Participation Right Purchaser shall be deemed to have notified the Company that it does not elect to participate. Notwithstanding anything herein to the contrary, in the event of an RDO, any Participation Right Purchaser desiring to participate in such Subsequent Financing must provide written notice to the Company by 6:30 am (New York City time) on the Trading Day following the date on which the Subsequent Financing Notice is delivered to such Participation Right Purchaser (the “Notice Termination Time”) that such Participation Right Purchaser is willing to participate in the Subsequent Financing, the amount of such Participation Right Purchaser’s participation, and representing and warranting that such Participation Right Purchaser has such funds ready, willing, and available for investment on the terms set forth in the Subsequent Financing Notice. If the Company receives no such notice from a Participation Right Purchaser as of such Notice Termination Time, such Participation Right Purchaser shall be deemed to have notified the Company that it does not elect to participate in such Subsequent Financing.

-5-

(d) If by 5:30 p.m. (New York City time) on the tenth (10th) Trading Day after all of the Participation Right Purchasers have received the Pre-Notice, notifications by the Participation Right Purchasers of their willingness to participate in the Subsequent Financing (or to cause their designees to participate) is, in the aggregate, less than the total amount of the Subsequent Financing, then the Company may effect the remaining portion of such Subsequent Financing on the terms and with the Persons set forth in the Subsequent Financing Notice. Notwithstanding anything hereinto to the contrary, in the event of an RDO, if, by the Notice Termination Time, notifications by the Participation Right Purchasers of their willingness to participate in the Subsequent Financing (or to cause their designees to participate) is, in the aggregate, less than the total amount of the Subsequent Financing, then the Company may effect the remaining portion of such Subsequent Financing on the terms and with the Persons set forth in the Subsequent Financing Notice.

(e) If by 5:30 p.m. (New York City time) on the tenth (10th) Trading Day after all of the Participation Right Purchasers have received the Pre-Notice, the Company receives responses to a Subsequent Financing Notice from Participation Right Purchasers seeking to purchase more than the aggregate amount of the Participation Maximum, the Participation Right Purchasers shall, in their discretion, determine their pro rata participation in such Subsequent Financing in an amount up to the Participation Maximum. Notwithstanding anything herein to the contrary, in the event of an RDO, if, by the Notice Termination Time, the Company receives responses to a Subsequent Financing Notice from Participation Right Purchasers seeking to purchase more than the aggregate amount of the Participation Maximum, the Participation Right Purchasers shall, in their discretion, determine their pro rata participation in such Subsequent Financing in an amount up to the Participation Maximum.

(f) The Company must provide the Participation Right Purchasers with Subsequent Financing Notices, and the Participation Right Purchasers will again have the right of participation set forth above in this Section 4.27, if such Subsequent Financings subject to any prior Subsequent Financing Notice is not consummated for any reason on the terms set forth in such Subsequent Financing Notice within thirty (30) Trading Days after the date of any prior Subsequent Financing Notice; provided in the event of an RDO such period shall be two (2) Trading Days.

(g) The Company and each Participation Right Purchaser agree that if any Participation Right Purchaser elects to participate in the Subsequent Financing, the transaction documents related to the Subsequent Financing shall not include any term or provision that, directly or indirectly, will, or is intended to, exclude one or more of the Participation Right Purchasers from participating in a Subsequent Financing, including, but not limited to, provisions whereby such Participation Right Purchaser shall be required to agree to any restrictions on trading as to any of the Securities purchased hereunder or be required to consent to any amendment to or termination of, or grant any waiver, release or the like under or in connection with, this Agreement, without the prior written consent of such Participation Right Purchaser.

-6-

(h) Notwithstanding anything to the contrary in this Section 4.27 and unless otherwise agreed to by such Participation Right Purchaser, the Company shall either confirm in writing to such Participation Right Purchaser that the transaction with respect to the Subsequent Financing has been abandoned or shall publicly disclose its intention to issue the securities in the Subsequent Financing, in either case in such a manner such that such Participation Right Purchaser will not be in possession of any material, non-public information, by the tenth (10th) Business Day following delivery of the Subsequent Financing Notice. If by such tenth (10th) Business Day, no public disclosure regarding a transaction with respect to the Subsequent Financing has been made, and no notice regarding the abandonment of such transaction has been received by such Participation Right Purchaser, such transaction shall be deemed to have been abandoned and such Participation Right Purchaser shall not be deemed to be in possession of any material, non-public information with respect to the Company or any of its Subsidiaries; provided, however, in the case of an RDO the Company shall be required to comply with the aforementioned obligations on or before 9:30 am (New York City time) on the second (2nd) Trading Day following date of delivery of the Subsequent Financing Notice. If by 9:30 am (New York City time) on such second (2nd) Trading Day, no public disclosure regarding a transaction with respect to the Subsequent Financing has been made, and no notice regarding the abandonment of such transaction has been received by such Participation Right Purchaser, such transaction shall be deemed to have been abandoned and such Participation Right Purchaser shall not be deemed to be in possession of any material, non-public information with respect to the Company or any of its Subsidiaries.

(i) Notwithstanding the foregoing, this Section 4.27 shall not apply in respect of an Exempt Issuance.”

6. The Company hereby represents and warrants that other than the Securities Purchase Agreement, Registration Rights Agreement and Amended and Restated Designation of Rights and Preferences of the Series C Preferred Stock, there are no other agreements (including but not limited to side letters or similar arrangements) between the Company and the investors (including affiliates of the investors) participating in the Additional Financing.

7. The Company covenants and agrees that while the Series C Preferred Stock remains outstanding it will not authorize or issue a class of equity security that ranks senior to the Series C Preferred Stock with regard to dividends or liquidation preference without the prior written consent of the Purchasers.

8. Conditions to Effectiveness of Consent. This Consent shall become effective upon receipt by the Company and the Purchasers of counterpart signatures to this Consent duly executed and delivered by the Company and the Purchasers.

-7-

9.  No Implied Consent or Waiver. Except as expressly set forth in this Consent, this Consent shall not, by implication or otherwise, limit, impair, constitute a waiver of or otherwise affect any rights or remedies of the Purchasers under the Purchase Agreements, the Registration Rights Agreements or the other Transaction Documents, or alter, modify, amend or in any way affect any of the terms, obligations or covenants contained in the Purchase Agreements, Registration Rights Agreements or the other Transaction Documents, all of which shall continue in full force and effect. Nothing in this Consent shall be construed to imply any willingness on the part of the Purchasers to agree to or grant any similar or future amendment, consent or waiver of any of the terms and conditions of the Purchase Agreement, Registration Rights Agreement or the other Transaction Documents.

10. Counterparts. This Consent may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page of this Consent by e-mail (e.g., “pdf” or “tiff”) or fax transmission shall be effective as delivery of a manually executed counterpart of this Consent.

11. Governing Law. THIS CONSENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PREPARED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

-8-

IN WITNESS WHEREOF, the parties hereto have caused this Consent to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

CHARGE ENTERPRISES, INC.

By:	/s/ Andrew Fox
Name:	Andrew Fox
Title:	Chief Executive Officer

MT. WHITNEY SECURITIES, LLC
ARENA ORIGINATION CO., LLC
ARENA SPECIAL OPPORTUNITIES FUND, LP
ARENA SPECIAL OPPORTUNITIES PARTNERS I, LP
ARENA STRUCTURED PRIVATE INVESTMENTS LLC
as Purchasers

By:	/s/ Lawrence Cutler
Name:	Lawrence Cutler
Title	Authorized Signatory